CONTRACTUAL FEE WAIVER AGREEMENT


AGREEMENT made this 31st day of December, 2004, by and between Oak Associates Funds, a Massachusetts business trust (the "Trust"), and Oak Associates, ltd. (the "Adviser") (together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following level for a period of one year from the date of this Agreement for the following fund:

Fund                                                  Total Operating Expenses
----                                                  ------------------------
Rock Oak Core Growth Fund                                     1.15%

This agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supercedes all prior agreements and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing and signed by the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


Oak Associates Funds                          Oak Associates, ltd.

By:      /s/ William White                    By:    /s/ James D. Oelschlager
       -------------------------------             -----------------------------

Title    President                            Title: Chairman and CIO
       -------------------------------             -----------------------------
                                                     Oak Associates, ltd.